EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective as of January 1, 2014 by and between Intermountain Community Bancorp, an Idaho corporation, Panhandle State Bank, an Idaho-chartered bank and wholly owned subsidiary of Intermountain Community Bancorp, and Curt Hecker, an executive of Intermountain Community Bancorp and Panhandle State Bank (the “Executive”). Intermountain Community Bancorp and Panhandle State Bank are sometimes referred to in this Agreement individually or together as the “Employer.”

WHEREAS, the Executive possesses unique skills, knowledge, and experience relating to the Employer’s business, and the Executive has made and is expected to continue to make major contributions to the profitability, growth, and financial strength of the Employer and affiliates,

WHEREAS, the Executive and the Employer are parties to a January 1, 2008 Amended and Restated Executive Employment Agreement,

WHEREAS, the three-year term of the January 1, 2008 Amended and Restated Executive Employment Agreement expires at the close of business on December 31, 2013, but the term renews automatically for three more years effective on January 1, 2014 if the Employer’s Board of Directors does not notify the Executive within 60 days before January 1, 2014 that the term will not be renewed and that the January 1, 2008 Amended and Restated Executive Employment Agreement is instead cancelled,

WHEREAS, the Employer’s Board of Directors has notified the Executive that the term of the January 1, 2008 Amended and Restated Executive Employment Agreement will not be renewed, that the agreement will be allowed to expire according to its terms as of the close of business on December 31, 2013,

WHEREAS, the Executive and the Employer intend that this Agreement become effective as of January 1, 2014, setting forth the terms and conditions of the Executive’s employment,

WHEREAS, as of the date of this Agreement none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 C.F.R. 359.1(f)(1)(ii)] exists or, to the Employer’s best knowledge, is contemplated insofar as the Employer or any affiliates are concerned.

NOW THEREFORE, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE 1
EMPLOYMENT

1.1    Employment. The Employer hereby employs the Executive to serve as President and Chief Executive Officer. As President and Chief Executive Officer the Executive shall serve under the direction of the Employer’s board of directors and in accordance with the Employer’s Articles of Incorporation and Bylaws, as each may be amended or restated from time to time. The Executive shall report directly to the board of directors. The Executive shall serve the Employer faithfully, diligently, competently, and to the best of the Executive’s ability. The Executive shall exclusively devote full working time, energy, and attention to the business of the Employer and to the promotion of the Employer’s interests throughout the term of this Agreement. Nothing in this section 1.1 shall prevent the Executive from managing personal investments and affairs, provided that doing so does not interfere with the proper performance of the Executive’s duties and responsibilities under this Agreement.

1.2    Term. The initial term of employment shall be a period of three years, commencing on the effective date first written above. On the first anniversary of the effective date and on each anniversary thereafter, the Executive’s employment shall be extended automatically for one additional year unless the Employer’s board of directors determines that the term shall not be extended. If the board of directors determines not to extend the term, it shall notify the Executive in writing at least 30 days in advance. If the board decides not to extend the term of employment this Agreement shall nevertheless remain in force until the employment term expires. The board’s decision not to extend the term of employment shall not – by itself – give the Executive any rights under this Agreement to claim an adverse change in position, compensation, or circumstances or otherwise to claim entitlement to severance benefits under Articles 4 or 5 of this Agreement. References herein to the term of employment mean the initial term, as the same may be extended.

ARTICLE 2
COMPENSATION

2.1    Base Salary. The Employer shall pay or cause to be paid to the Executive a salary at the annual rate of not less than $325,000, payable in installments in accordance with the Employer’s regular pay practices. The Executive’s salary shall be reviewed annually by the Employer’s board of directors or by the board committee having jurisdiction over executive compensation. In the discretion of the board or the committee having jurisdiction over executive compensation the Executive’s salary may be increased to account for increases in the cost of living, but cost-of-living increases, if any, shall not occur more frequently than annually. The Executive’s salary shall not be reduced. The Executive’s salary, as it may be increased from time to time, is referred to in this Agreement as the “Base Salary.”

2.2    Benefit Plans and Perquisites. (a) The Executive shall be entitled throughout the term of this Agreement to participate in any and all officer or employee compensation, bonus, incentive, and benefit plans in effect from time to time, including without limitation plans providing pension, medical, dental, disability, and group life benefits, including the Employer’s 401(k) Plan, and to receive any and all other fringe benefits provided from time to time, provided that the Executive satisfies the eligibility requirements for any such plans or benefits.

(b)    Reimbursement of business expenses. Subject to guidelines issued from time to time by the Employer and upon submission of documentation to support expense reimbursement in conformity with applicable requirements of federal income tax laws and regulations, the Executive shall be entitled to reimbursement for all reasonable business expenses incurred performing the obligations under this Agreement, including but not limited to all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of the Employer, and reasonable expenses for attendance at annual and other periodic meetings of trade associations.

(c)    Vacation and Benefits. Executive is eligible for four weeks of paid vacation annually. Unused vacation time may not be carried over from one year to the next. Additional benefits include life insurance of $50,000 for Executive and $2,000 for Executive’s spouse and $2,000 for each dependent, and miscellaneous firm-wide benefits such as free checking account, safe deposit box, no fee investments, etc. Executive shall also be entitled to use of a company automobile with gas card.

ARTICLE 3
EMPLOYMENT TERMINATION

3.1    Termination Because of Death or Disability. (a) Death. If the Executive dies in active service to the Employer the Executive’s estate shall receive any sums due to the Executive as Base Salary and reimbursement of expenses through the end of the month in which death occurred, and any bonus earned or accrued through the date of death, including any unvested amounts awarded for previous years.

(b)    Disability. By delivery of written notice 30 days in advance to the Executive, the Employer may terminate the Executive’s employment if the Executive is disabled. For purposes of this Agreement the Executive shall be considered “disabled” if an independent physician selected by the Employer and reasonably acceptable to the Executive or the Executive’s legal representative determines that, because of illness or accident, the Executive is unable to perform the Executive’s duties and will be unable to perform the Executive’s duties for a period of 90 consecutive days. The Executive shall not be considered disabled, however, if the Executive returns to work on a full-time basis within 30 days after the Employer gives notice of termination due to disability. If the Executive is terminated by either Employer because of disability the Executive’s employment with the other Employer shall also terminate at the same time. If the Executive’s employment terminates because of disability the Executive shall receive the salary earned through the date on which termination became effective, any unpaid bonus or incentive compensation due to the Executive for the calendar year preceding the calendar year in which the termination became effective, any payments the Executive is eligible to receive under any disability insurance program in which the Executive participates, and such other benefits to which the Executive may be entitled under the Employer’s benefit plans, policies, and agreements, or the provisions of this Agreement.

3.2    Involuntary Termination by the Employer. (a) With cause. The Employer may terminate the Executive’s employment with Cause. If the Executive’s employment terminates with Cause the Executive shall receive the Base Salary and expense reimbursement to which the Executive is entitled through the date on which termination becomes effective and any other benefits to which the Executive may be entitled under the Employer’s benefit plans and policies. If either Intermountain Community Bancorp or Panhandle State Bank terminates the Executive involuntarily with Cause the Executive’s employment with the other shall be deemed to have terminated with Cause at the same time. For purposes of this Agreement “Cause” means any of the following –

1)    fraud, embezzlement, or theft by the Executive in the course of employment, or

2)    intentional violation of any law or significant policy of the Employer that, in the Employer’s sole judgment, has an adverse effect on the Employer, regardless of whether the violation leads to criminal prosecution or conviction. For purposes of this Agreement applicable laws include any statute, rule, regulatory order, statement of policy, or final cease-and-desist order of any governmental agency or body having regulatory authority over the Employer. No act or failure to act on the Executive’s part shall be considered intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the Employer’s best interests, or

3)    gross negligence in the performance of duties or intentional failure to perform stated duties after written notice, or

4)    intentional wrongful damage to the business or property of the Employer, including without limitation the Employer’s reputation, which in the Employer’s sole judgment causes material harm to the Employer, or

5)    a breach of fiduciary duty or misconduct involving dishonesty, in either case whether in the Executive’s capacity as an officer or as a director, or

6)    removal of the Executive from office or permanent prohibition of the Executive from participating in the Panhandle State Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

7)    conviction of the Executive for or plea of no contest to a felony or conviction of or plea of no contest to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive for 45 consecutive days or more, or

8)    the occurrence of any event that results in the Executive being excluded from coverage, or having coverage limited for the Executive as compared to other executives of the Employer, under the Employer’s blanket bond or other fidelity or insurance policy covering its directors, officers, or employees.

(b)    Without cause. With written notice to the Executive 90 days in advance, the Employer may terminate the Executive’s employment without Cause. Termination shall take effect at the end of the 90-day period. If either Intermountain Community Bancorp or Panhandle State Bank terminates the Executive without Cause, the Executive’s employment with the other shall terminate at the same time. If the Executive’s employment terminates involuntarily but without Cause under section 3.2 the Executive shall be entitled to the benefits specified in Article 4 of this Agreement.

3.3    Voluntary Termination by the Executive. (a) Without good reason. If the Executive terminates employment voluntarily but without Good Reason the Executive shall receive the Base Salary and expense reimbursement to which the Executive is entitled through the date on which termination becomes effective and any other benefits to which the Executive may be entitled under the Employer’s benefit plans and policies. If the Executive’s employment with either of Intermountain

Community Bancorp or Panhandle State Bank terminates voluntarily but without Good Reason the Executive’s employment with the other shall be deemed to have terminated voluntarily but without Good Reason at the same time.

(b)    With good reason. With advance written notice to the Employer as provided in clause (y) below, the Executive may terminate employment with Good Reason. If the Executive’s employment with either of Intermountain Community Bancorp or Panhandle State Bank terminates voluntarily but with Good Reason the Executive’s employment with the other shall terminate at the same time. If the Executive’s employment terminates voluntarily but with Good Reason the Executive shall be entitled to the benefits specified in Article 4 of this Agreement. For purposes of this Agreement a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if the conditions of the safe-harbor definition of good reason contained in Internal Revenue Code section 409A are satisfied, as the same may be amended from time to time. References in this Agreement to section 409A of the Internal Revenue Code of 1986 include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code section 409A. For purposes of clarification and without intending to affect the foregoing reference to section 409A for the definition of Good Reason, as of the effective date of this Agreement the safe-harbor definition of separation from service for good reason in Rule 1.409A-1(n)(2)(ii) provides that a termination would be a voluntary termination with Good Reason if the conditions stated in both clauses (x) and (y) are satisfied –

(x)    a voluntary termination by the Executive is considered a voluntary termination with Good Reason if any of the following occur without the Executive’s advance written consent, and the term Good Reason means the occurrence of any of the following without the Executive’s advance written consent –

1)    a material diminution of the Executive’s Base Salary,
2)    a material diminution of the Executive’s authority, duties, or responsibilities,
3)    a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the board of directors,
4)    a material diminution in the budget over which the Executive retains authority,
5)    a material change in the geographic location at which the Executive must perform services for the Employer, or
6)    any other action or inaction that constitutes a material breach by the Employer of this Agreement.

(y)    the Executive must give notice to the Employer of the existence of one or more of the conditions described in clause (x) within 90 days after the initial existence of the condition, and the Employer shall have 30 days thereafter to remedy the condition. In addition, the Executive’s voluntary termination because of the existence of one or more of the conditions described in clause (x) must occur within 24 months after the initial existence of the condition.

ARTICLE 4
SEVERANCE COMPENSATION

4.1    Cash Severance after Termination Without Cause or Termination with Good Reason. If the Executive’s employment terminates involuntarily but without Cause or voluntarily but with Good Reason, on the first day of the seventh month after the month in which the Executive’s employment terminates the Employer shall pay to the Executive in a single lump sum cash in an amount equal to the Executive’s Base Salary for the unexpired term of this Agreement, without discount for the time value of money. The Employer and the Executive acknowledge and agree that the benefit under this section 4.1 shall not be payable if benefits are payable or shall have been paid to the Executive under Article 5 of this Agreement.

4.2    Post-Termination Insurance Coverage. (a) If the Employer terminates the Executive’s employment involuntarily but without Cause or if the Executive voluntarily terminates employment with Good Reason, the Employer shall continue or cause to be continued at the Employer’s expense and on behalf of the Executive and the Executive’s dependents a medical and dental insurance coverage benefit consisting of reimbursement by the Employer of a portion of the Executive’s cost to continue medical insurance coverage under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) [Pub. L. 99-272, 100 Stat. 82]. Regardless of whether it is sufficient to reimburse the Executive’s entire monthly cost for continued medical insurance coverage under COBRA, the amount of the Employer’s reimbursement under this section 4.2 shall be equal to the monthly medical insurance premium cost incurred by the Employer on account of the Executive’s participation in the Employer’s medical and dental insurance plan in the month immediately before the month in which the Executive’s employment terminated. If providing the medical and dental insurance coverage reimbursement benefit under this section 4.2(a) would result in the Employer or any of its affiliates breaching the terms of any insurance policy with an applicable insurer or incurring any penalty or additional tax for failing to comply with any applicable law, instead of receiving the medical and dental insurance coverage reimbursement benefit the Executive shall be entitled to elect continuation coverage under COBRA section 4980B(f) and, beginning with the first payroll period after the first day of the seventh month after the month in which the Executive’s employment terminates, the Employer shall pay to the Executive a monthly cash amount equal to the monthly premium amount the Employer would have paid for the Executive’s medical and dental coverage reimbursement under this section 4.2(a) had the Executive remained actively employed, less any applicable tax withholdings (each such payment, an “Employer Payment”). The first Employer Payment shall include the amount that the Executive would have received in the seven-month period after the date of employment termination had the Executive otherwise received the Employer Payments during the seven-month period. Any benefit provided by the Employer in accordance with the preceding sentences after employment termination shall not count toward the medical and dental plan’s obligation to provide continuation coverage under COBRA or any applicable provision of the Employer’s health plans that provide for continuing coverage for the Executive, and the last day of the post-termination period in which the Executive is entitled to the benefit under this section 4.2(a) shall be deemed to be the date of the Executive’s “qualifying event” for purposes of COBRA, provided that if application of this sentence would result in the Employer or any of its affiliates incurring any penalty or additional tax for failing to comply with any applicable law, this section 4.2(a) shall be applied without giving effect to this sentence.

(b)    The Employer’s obligation to pay benefits under this section 4.2 shall terminate on the first to occur of (w) the date the Executive becomes eligible for medical and dental coverage under another medical insurance plan, whether purchased independently by the Executive or provided by another employer, (x) the Executive’s attainment of age 60, (y) the Executive’s death, or (z) the end of the term that remains under this Agreement when the Executive’s employment terminates. Termination of the benefit under this section 4.2 shall not, however, relieve the Employer of its obligation to make a reimbursement payment due but not yet paid to the Executive. This section 4.2 shall not be interpreted to limit any benefits to which the Executive or the Executive’s dependents or beneficiaries may be entitled under any of the Employer’s employee benefit plans, agreements, programs, or practices after the Executive’s employment termination, including without limitation retiree medical benefits.

ARTICLE 5
CHANGE IN CONTROL

5.1    Change in Control Benefits. If a Change in Control occurs during the term of this Agreement the Employer shall make or cause to be made a lump-sum payment to the Executive in an amount in cash equal to three times the Executive’s annual compensation. For this purpose annual compensation means (x) the Executive’s Base Salary when the Change in Control occurs plus (y) the cash bonus or cash incentive compensation for the calendar year immediately before the calendar year in which the Change in Control occurs, regardless of when the bonus or incentive compensation is paid and regardless of whether it is subject in whole or in part to deferral, vesting, or a potential repayment obligation. Annual compensation shall be calculated without regard to any deferrals under qualified or nonqualified plans, but annual compensation shall not include interest or other earnings credited to the Executive under qualified or nonqualified plans or any compensation paid for service as a director. The amount payable to the Executive hereunder shall not be reduced to account for the time value of money or discounted to present value. The payment required under this section 5.1 is payable on the date the Change in Control occurs. If the Executive receives payment under this section 5.1 the Executive shall not be entitled to an additional severance benefit under section 4.1 of this Agreement after employment termination. The Executive shall be entitled to benefits under this section 5.1 on no more than one occasion during the term of this Agreement.

5.2    Change in Control Defined. For purposes of this Agreement the term “Change in Control” means a change in control as defined in Internal Revenue Code section 409A, as the same may be amended from time to time. For purposes of clarification and without intending to affect the foregoing reference to section 409A for the definition of Change in Control, as of the effective date of this Agreement a Change in Control as defined in Rule 1.409A-3(i)(5) would include the following –

(a)    Change in ownership: a change in ownership of the Employer occurs on the date any one person or group accumulates ownership of Intermountain Community Bancorp stock constituting more than 50% of the total fair market value or total voting power of Intermountain Community Bancorp stock, or

(b)    Change in effective control: (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of Intermountain Community Bancorp stock possessing 30% or more of the total voting power of Intermountain Community Bancorp stock, or (y) a majority of Intermountain Community Bancorp's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of Intermountain Community Bancorp's board of directors, or

(c)    Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of Intermountain Community Bancorp’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from Intermountain Community Bancorp assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of Intermountain Community Bancorp's assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of Intermountain Community Bancorp's assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

5.3    Excise Tax Under Internal Revenue Code Sections 280G and 4999. (a) Partial Reimbursement of Excise Tax. If a Change in Control occurs the Executive may become entitled to acceleration of benefits under this Agreement or under any other plan or agreement of or with the Employer, including accelerated vesting of stock options, accelerated vesting of restricted stock, and acceleration of benefits under any other benefit, compensation, or incentive plan or arrangement with the Employer (collectively, the “Total Benefits”). If a Change in Control occurs, the Employer shall cause the certified public accounting firm retained by the Employer as of the date immediately before the Change in Control (the “Accounting Firm”) to calculate the Total Benefits and any excise tax payable by the Executive under sections 280G and 4999 based upon the Total Benefits. If the Accounting Firm determines that an excise tax is payable, at the same time the Employer pays the Change in Control benefit under section 5.1 of this Agreement, and not before, the Employer shall also pay to the Executive an amount in cash equal to the excise tax calculated by the Accounting Firm (the “Excise Tax”). The Executive acknowledges and agrees that this section 5.3 provides for partial reimbursement only of the final excise tax that may be payable, and that additional unreimbursed excise taxes may be payable by the Executive after taking into account the reimbursement payment provided under this section 5.3. The partial reimbursement of the excise tax under this section 5.3 shall be made in addition to the amount set forth in section 5.1.

(b)    Calculating the Excise Tax. For purposes of determining whether any of the Total Benefits are subject to the Excise Tax and for purposes of determining the amount of the Excise Tax,

1)    Determination of “Parachute Payments” Subject to the Excise Tax: any other payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive’s employment termination (whether under the terms of this Agreement or any other agreement, stock option plan, restricted stock award agreement, or any other benefit plan or arrangement with the Employer, any person whose actions result in a Change in Control or any person affiliated with the Employer or such person) shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Internal Revenue Code, and all “excess parachute payments” within the meaning of section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of the Accounting Firm such other payments or benefits do not constitute (in whole or in part) parachute payments, or such excess parachute payments represent (in whole or in part) reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4) of the Internal Revenue Code, in excess of the “base amount,” as defined in section 280G(b)(3) of the Internal Revenue Code, or are otherwise not subject to the Excise Tax,

2)    Calculation of Benefits Subject to Excise Tax: the amount of the Total Benefits that shall be treated as subject to the Excise Tax shall be equal to the lesser of (x) the total amount of the Total Benefits reduced by the amount of Total Benefits that in the opinion of the Accounting Firm are not parachute payments, or (y) the amount of excess parachute payments within the meaning of section 280G(b)(1) (after applying clause (1), above), and

3)    Value of Noncash Benefits and Deferred Payments: the value of any noncash benefits or any deferred payment or benefit shall be determined by the Accounting Firm in accordance with the principles of sections 280G(d)(3) and (4) of the Internal Revenue Code.

(c)    Assumed Marginal Income Tax Rate. For purposes of determining the amount of the partial Excise Tax reimbursement payment to be made under this section 5.3, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the partial Excise Tax reimbursement under this section 5.3 is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence, net of the reduction in federal income taxes that can be obtained from deduction of state and local taxes (calculated by assuming that any reduction under section 68 of the Internal Revenue Code in the amount of itemized deductions allowable to the Executive applies first to reduce the amount of state and local income taxes that would otherwise be deductible by the Executive, and applicable federal FICA and Medicare withholding taxes).

(d)    Accounting Firm’s Determinations Are Final and Binding. All determinations made by the Accounting Firm under this section 5.3 shall be final and binding on the Employer and the Executive. All determinations required to be made under this section 5.3 – including the assumptions used to calculate Total Benefits and the Excise Tax – shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Employer and the Executive.

ARTICLE 6
CONFIDENTIALITY AND CREATIVE WORK

6.1    Non-disclosure. The Executive covenants and agrees not to reveal to any person, firm, or corporation any confidential information of any nature concerning the Employer or its business, or anything connected therewith. As used in this Article 6, the term “confidential information” means all of the Employer’s and affiliates’ confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of this Agreement, including but not limited to –

(a)    the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information,

(b)    the whole or any portion or phase of any research and development information, design procedures, algorithms or processes, or other technical information,

(c)    the whole or any portion or phase of any marketing or sales information, sales records, customer lists, customer information, employee lists, employee information, financial products and services, financial products and services pricing, financial information and projections, or other sales information, and

(d)    trade secrets, as defined from time to time by the laws of the State of Idaho.

However, confidential information excludes information that – as of the date hereof or at any time after the date hereof – is published or disseminated without obligation of confidence or that becomes a part of the public domain (x) by or through action of the Employer, or (y) otherwise than by or at the direction of the Executive. This section 6.1 does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Executive in the ordinary course of business and within the scope of the Executive’s authority.

6.2    Return of Materials. The Executive agrees to deliver or return to the Employer upon termination, upon expiration of this Agreement, or as soon thereafter as possible, all written information and any other similar items furnished by the Employer or prepared by the Executive in connection with the Executive’s services hereunder. The Executive will retain no copies thereof after termination of this Agreement or termination of the Executive’s employment.

6.3    Injunctive Relief. The Executive hereby acknowledges that the enforcement of this Article 6 is necessary to ensure the preservation, protection, and continuity of the business, trade secrets, and goodwill of the Employer, and that the restrictions set forth in Article 6 are reasonable in terms of time, scope, territory, and in all other respects. The Executive acknowledges that it is impossible to measure in money the damages that will accrue to the Employer if the Executive fails to observe the obligations imposed by Article 6. Accordingly, if the Employer institutes an action to enforce the provisions hereof, the Executive hereby waives the claim or defense that an adequate remedy at law is available to the Employer and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. If there is a breach or threatened breach by the Executive of the provisions of Article 6, the Employer shall be entitled to an injunction without bond to restrain the breach or threatened breach, and the prevailing party in any the proceeding shall be entitled to reimbursement for all costs and expenses, including reasonable attorneys’ fees. The existence of any claim or cause of action by the Executive against the Employer shall not constitute and shall not be asserted as a defense by the Executive to enforcement of Article 6.

6.4    Affiliates’ Confidential Information is Covered. For purposes of this Agreement the term “affiliate” includes the Employer and any entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the Employer.

6.5    Survival of Obligations. The Executive’s obligations under Article 6 shall survive employment termination regardless of the manner in which termination occurs and shall be binding upon the Executive’s heirs, executors, and administrators.

ARTICLE 7

COMPETITION AFTER EMPLOYMENT TERMINATION
7.1    Covenant Not to Solicit. For two years after the Executive’s employment terminates involuntarily with or without Cause or voluntarily with or without Good Reason the Executive (x) shall not solicit or attempt to solicit and shall not encourage or induce in any way any employee, joint venturer, or business partner of the Employer to terminate an employment or contractual relationship with the Employer and (y) shall not hire any person then employed by the Employer or employed by the Employer at any time during the two-year period before the Executive’s employment termination. The parties agree that the Executive shall not be considered to be in violation of clause (y) if the Executive does not have managerial, executive, or supervisory responsibilities with a subsequent employer that hires a person formerly employed by the Employer, provided the Executive does not actually make the hiring decision and provided the person does not report to or work in the same area of operations as the Executive.

7.2    Covenant Not to Compete. (a) Without advance written consent of the Employer, the Executive covenants and agrees not to compete directly or indirectly with the Employer for two years after the Executive’s employment terminates involuntarily with or without Cause or voluntarily with or without Good Reason, plus any period during which the Executive is in violation of this covenant not to compete and any period during which the Employer seeks by litigation to enforce this covenant not to compete. For purposes of this section –

(1)    the term “compete” means

(a)	providing financial products or services on behalf of any financial institution for any person residing in the territory,

(b)	assisting (other than through the performance of ministerial or clerical duties) any financial institution in providing financial products or services to any person residing in the territory, or

(c)
inducing or attempting to induce any person who was a customer of the Employer at the date of the Executive’s employment termination to seek financial products or services from another financial institution.

(2)    the phrase “compete directly or indirectly” means –

(a)	acting as a consultant, officer, director, independent contractor, incorporator, organizer, or employee of any financial institution in competition with the Employer in the territory, or

(b)	ownership of more than 2% of the voting shares of any financial institution in competition with the Employer in the territory, or

(c)	communicating to such financial institution the names or addresses or any financial information concerning any person who was a customer of the Employer at the Executive’s employment termination.

(3)	the term “customer” means any person to whom the Employer is providing financial products or services on the date of the Executive’s employment termination.

(4)
the term “financial institution” means any bank, savings association, or bank or savings association holding company, or any other entity, including a financial institution in organization, the business of which is or will be engaging in activities that are financial in nature or incidental to such financial activities as described in section 4(k) of the Bank Holding Company Act of 1956, other than the Employer or its affiliated corporations.

(5)
“financial product or service” means any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under section 4(k) of the Bank Holding Company Act of 1956 and that is offered by the Employer or an affiliate on the date of the Executive’s employment termination, including but not limited to banking activities and activities that are closely related to and a proper incident to banking.

(6)	the term “person” means any individual or individuals, corporation, partnership, fiduciary or association.

(7)	the term “territory” means all of Idaho, Malheur County, Oregon, and Spokane County, Washington.

(b)    If any provision of this section or any word, phrase, clause, sentence or other portion thereof (including without limitation the geographical and temporal restrictions contained therein) is held to be unenforceable or invalid for any reason, the unenforceable or invalid provision or portion shall be modified or deleted so that the provision, as modified, is legal and enforceable to the fullest extent permitted under applicable law.

7.3    No Disparagement. The Executive promises and agrees that for as long as the covenant against competition in section 7.2 applies the Executive shall not cause statements to be made, whether written or oral, that reflect negatively on the business reputation of the Employer. Likewise, the Employer promises and agrees that the Employer shall not cause statements to be made, whether written or oral, that reflect negatively on the reputation of the Executive.

7.4    Remedies. Because of the unique character of the services to be rendered by the Executive hereunder, the Executive understands that the Employer would not have an adequate remedy at law for the material breach or threatened breach by the Executive of any one or more of the Executive’s covenants set forth in this Article 7. Accordingly, the Executive agrees that the Employer’s remedies for a material breach or threatened breach of this Article 7 include but are not limited to (x) forfeiture of any money representing accrued salary, contingent payments, or other fringe benefits due and payable to the Executive, (y) forfeiture of any severance benefits under sections 4.1, 4.2, or 5.1 of this Agreement, and (z) a suit in equity by the Employer to enjoin the Executive from the breach or threatened breach of such covenants. The Executive hereby waives the claim or defense that an adequate remedy at law is available to the Employer and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. Nothing herein shall be construed to prohibit the Employer from pursuing any other remedies for the breach or threatened breach. The Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Article 7. The Executive acknowledges and agrees that the Executive has experience and capabilities sufficient to enable the Executive after employment termination to obtain employment that does not violate the covenants in this Article 7 and that the Employer’s remedies under Article 7 will not prevent the Executive from earning a livelihood.

7.5    Article 7 Survives Termination. The rights and obligations set forth in this Article 7 shall survive termination of this Agreement, but if a Change in Control occurs before the Executive’s employment terminates Article 7 shall become void when the Change in Control occurs.

ARTICLE 8
MISCELLANEOUS

8.1    Successors and Assigns. (a) This Agreement is binding on successors. This Agreement shall be binding upon the Employer and any successor to the Employer, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Employer by purchase, merger, consolidation, reorganization, or otherwise. But this Agreement and the Employer’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by the Employer. By agreement in form and substance satisfactory to the Executive, the Employer shall require any successor to all or substantially all of the business or assets of the Employer expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Employer would be required to perform had no succession occurred.

(b)    This Agreement is enforceable by the Executive’s heirs. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.

(c)    This Agreement is personal and is not assignable. This Agreement is personal. Without written consent of the other parties, no party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement except as expressly provided herein. Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by the Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this section 8.1, the Employer shall have no liability to pay any amount to the assignee or transferee.

8.2    Governing Law, Jurisdiction and Forum. This Agreement shall be construed under and governed by the internal laws of the State of Idaho, without giving effect to any conflict of laws provision or rule (whether of the State of Idaho or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Idaho. By entering into this Agreement the Executive acknowledges that the Executive is subject to the jurisdiction of both the federal and state courts in the State of Idaho. Any actions or proceedings instituted under this Agreement shall be brought and tried solely in courts located in Bonner County, Idaho or in the federal court having jurisdiction in Sandpoint, Idaho and that service on each party shall be valid if served by certified mail, return receipt requested or hand delivery. The Executive expressly waives the right to have any such actions or proceedings brought or tried elsewhere. If a dispute concerning this Agreement arises, before commencing any action in any federal or state court the parties shall use their best efforts to resolve the dispute by arbitration or mediation, with one or more arbitrators or mediators mutually selected by the parties (or by three arbitrators or mediators, one selected by the Employer, one selected by the Executive, and the third selected by the two chosen by the Employer and the Executive).

8.3    Entire Agreement. This Agreement sets forth the entire agreement of the parties concerning the employment of the Executive. Any oral or written statements, representations, agreements, or understandings made or entered into prior to or contemporaneously with the execution of this Agreement are hereby rescinded, revoked, and rendered null and void. The Employer and the Executive acknowledge and agree that the January 1, 2008 Amended and Restated Executive Employment Agreement was not renewed and therefore expired according to its terms as of the close of business on December 31, 2013.

8.4    Notices. Any notice under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, delivered by mail properly addressed in a sealed envelope, postage prepaid by certified or registered mail, delivered by a reputable overnight delivery service, or sent by facsimile. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Employer at the time of the delivery of such notice, and properly addressed to the Employer if addressed to Intermountain Community Bancorp, 414 Church Street, Sandpoint, Idaho 83864, Attention: Corporate Secretary.

8.5    Severability. If there is a conflict between any provision of this Agreement and any statute, regulation, or judicial precedent, the latter shall prevail, but the affected provisions of this Agreement shall be curtailed and limited solely to the extent necessary to bring them within the requirements of law. If any provision of this Agreement is held by a court of competent jurisdiction to be indefinite, invalid, void or voidable, or otherwise unenforceable, the remainder of this Agreement shall continue in full force and effect unless that would clearly be contrary to the intentions of the parties or would result in an injustice.

8.6    Captions and Counterparts. The captions in this Agreement are solely for convenience. The captions do not define, limit, or describe the scope or intent of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8.7    Amendment and Waiver. This Agreement may not be amended, released, discharged, abandoned, changed, or modified except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of any such provision or affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

8.8    Payment of Legal Fees. The Employer is aware that after a Change in Control management could cause or attempt to cause the Employer to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Employer to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Agreement. In these circumstances the purpose of this Agreement would be frustrated. Accordingly, the Employer intends that the Executive not be required to incur the expenses associated with the enforcement of rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. The Employer intends that the Executive not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses. If after a Change in Control occurs it appears to the Executive that (x) the Employer has failed to comply with any of its obligations under this Agreement or (y) the Employer or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, the Employer hereby irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the Employer’s expense as provided in this section 8.8, to represent the Executive in the initiation or defense of any litigation or other legal action, whether by or against the Employer or any director, officer, stockholder, or other person affiliated with the Employer, in any jurisdiction. Despite any existing or previous attorney-client relationship between the Employer and any counsel chosen by the Executive under this section 8.8, the Employer hereby irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and the Employer and the Executive agree that a confidential relationship shall exist between the Executive and that counsel. The fees and expenses of counsel selected from time to time by the Executive as provided in this section shall be paid or reimbursed to the Executive by the Employer on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by counsel in accordance with counsel’s customary practices, up to a maximum aggregate amount of $500,000, whether suit be brought or not, and regardless of whether incurred in trial, bankruptcy, or appellate proceedings. The Employer’s obligation to pay the Executive’s legal fees under this section 8.8 operates separately from and in addition to any legal fee reimbursement obligation the Employer may have with the Executive under any separate severance or other agreement. Despite anything in this section 8.8 to the contrary however, the Employer shall not be required to pay or reimburse the Executive’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 C.F.R. 359.3].

8.9    FDIC Part 359 Limitations. Despite any contrary provision within this Agreement, any payment obligation on the part of the Employer to the Executive under this Agreement or otherwise shall be subject to and conditional on compliance by the Employer with 12 U.S.C. 1828 and FDIC Regulation 12 C.F.R. Part 359, Golden Parachute Indemnification Payments, and any other regulations or guidance promulgated thereunder.

8.10    Consultation with Counsel and Interpretation of this Agreement. The Executive has had the assistance of counsel of the Executive’s choosing in the negotiation of this Agreement or the Executive has chosen not to have the assistance of counsel. Both parties hereto having participated in the negotiation and drafting of this Agreement, they hereby agree that there shall not be strict interpretation against either party in any review of this Agreement in which interpretation of the Agreement is an issue.

8.11    Compliance with Internal Revenue Code Section 409A. The Employer and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with section 409A of the Internal Revenue Code of 1986. If when the Executive’s employment terminates the Executive is a specified employee, as defined in section 409A of the Internal Revenue Code of 1986, and if any payments under this Agreement, including Articles 4 or 5, will result in additional tax or interest to the Executive because of section 409A, then despite any provision of this Agreement to the contrary the Executive shall not be entitled to the payments until the earliest of (x) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (y) the date of the Executive’s death, or (z) any earlier date that does not result in additional tax or interest to the Executive under section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum. If any provision of this Agreement does not satisfy the requirements of section 409A, the provision shall be applied in a manner consistent with those requirements despite any contrary provision of this Agreement. If any provision of this Agreement would subject the Executive to additional tax or interest under section 409A, the Employer shall reform the provision. However, the Employer shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Employer shall not be required to incur any additional compensation expense as a result of the reformed provision. References in this Agreement to section 409A of the Internal Revenue Code of 1986 include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code section 409A.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

EXECUTIVE	EMPLOYER
Panhandle State Bank

/s/ Curt Hecker	By:	/S/ Ford Elsaesser
Curt Hecker		Ford Elsaesser

	Its:	Chairman of the Board

EMPLOYER
Intermountain Community Bancorp

	By:	/S/ Ford Elsaesser
Ford Elsaesser

	Its:	Chairman of the Board